EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com ir@iphase.com

Interphase Announces First Quarter 2015 Financial Results

CARROLLTON, Texas – May 5, 2015 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its first quarter ended March 31, 2015.

Revenues for the first quarter of 2015 were $2.1 million, a decrease of 39% when compared to revenues from the first quarter of 2014 of $3.4 million. Revenues in the quarter were primarily derived from communications networking product revenues, which decreased 14% to $1.5 million in the first quarter of 2015 compared to $1.7 million for the first quarter of 2014. In addition, services revenues decreased 70% to $500,000 in the first quarter of 2015 compared to $1.6 million in the first quarter of 2014. Gross margin was 30% for the first quarter of 2015 compared to 31% for the first quarter of 2014. The Company reported a net loss of $1.5 million, or ($0.18) per share in the first quarter of 2015 compared to a net loss of $1.0 million, or ($0.14) per share in the first quarter of 2014. On March 31, 2015, the Company’s working capital position was $3.9 million, including cash of $2.3 million.

“The drop in communications and services revenues during the first quarter of 2015 resulted in disappointing overall financial results,” said Gregory B. Kalush, CEO and President of Interphase.  “We continue to be very aggressive in demonstrating penveu to many education customers and are excited about the feedback we are receiving from them, as well as the progress we are making in moving through the sales cycle. We are beginning to see request for proposals in some of the districts where we had active trials, and we expect to begin to see these proposals result in orders and deployments of penveu within these customers. Lastly, we were recently notified that patent US 9,024,876, a core patent to the operation of the penveu system, will be issued to Interphase in the U.S. in May, which brings the total number of utility patents issued to 5, with 16 more pending in the US and worldwide. We are proud of the IPR portfolio we are building and the value to our company that it represents.”

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company offers products and services from embedded computing solutions, engineering design services, and contract manufacturing services to a new line of embedded computer vision products.

Embedded solutions include communications networking products for connectivity, interworking and packet processing. Clients for this product line include Alcatel-Lucent, GENBAND, Hewlett Packard, and Samsung.

The engineering design and manufacturing services serve a wide variety of industries within the electronics market, from machine-to-machine (“M2M”) and Internet of Things (“IoT”) designs utilizing Cellular, GPS and Wi-Fi tracking solutions to cost-saving redesigns for manufacturability. Interphase Productization services provide customers with the full suite of rapid design and manufacturing services required to quickly take a project from design concept to full production in the marketplace.

The penveu® product line, from the embedded computer vision line of business, addresses both the education and enterprise markets. penveu® is a handheld device that adds interactivity to projectors and large screen displays, turning flat surfaces into an interactive display.

Founded in 1974, the Company is located in Carrollton, Texas, with sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) the extent of market acceptance of penveu, effects of the ongoing issues in global credit and financial markets and adverse global economic conditions, our reliance on a limited number of customers, the lack of spending improvements in the communications networking and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Mar. 31,
	2015	2014
Revenues	$2,079	$3,433
Gross margin	627	1,074
Research and development	654	606
Sales and marketing	704	625
General and administrative	752	850
Total operating expenses	2,110	2,081
Loss from operations	(1,483)	(1,007)
Loss before income tax	(1,500)	(1,008)
Net loss	(1,509)	(1,016)
Net loss per diluted share	$(0.18)	$(0.14)
Weighted average common and dilutive shares	8,394	7,011

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Mar. 31, 2015	Dec. 31, 2014
Cash and marketable securities	$2,295	$7,096
Accounts receivable, net	1,767	1,925
Inventories	2,148	2,136
Net property, plant and equipment	1,485	1,564
Total assets	8,708	13,684
Total liabilities	3,974	7,675
Total shareholders' equity	$4,734	$6,009

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